EXHIBIT 4(nnn)

      Funding Note Issuance and Security Agreement among Federal National Mortgage Association, CRIIMI MAE Inc. and CRIIMI MAE Financial Corporation III







                                                              B&W FINAL 12/12/95



                  FUNDING NOTE ISSUANCE AND SECURITY AGREEMENT


                          Dated as of December 15, 1995

                                      among

                      FEDERAL NATIONAL MORTGAGE ASSOCIATION

                                 CRIIMI MAE INC.

                                       and

                      CRIIMI MAE FINANCIAL CORPORATION III


                               TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

     1.1. Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2. Usage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

                                   ARTICLE II

                        SALE AND PURCHASE OF FUNDING NOTE

     2.1. Authorization of Funding Note . . . . . . . . . . . . . . . . . .    7
     2.2. Issuance and Exchange of Funding Note . . . . . . . . . . . . . .    7
     2.3. Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     2.4. Non-Recourse Obligation . . . . . . . . . . . . . . . . . . . . .    7
     2.5. Interest and Principal on the Funding Note  . . . . . . . . . . .    7
     2.6. Optional Prepayment at Direction of Fannie Mae  . . . . . . . . .    7
     2.7. Optional Prepayment by Subsidiary . . . . . . . . . . . . . . . .    8
     2.8. Special Prepayment by Subsidiary  . . . . . . . . . . . . . . . .    9
     2.9. Prepayment and Redemption . . . . . . . . . . . . . . . . . . . .   10

                                   ARTICLE III

                      COLLATERAL SECURITY FOR FUNDING NOTE

     3.1. Grant of Security Interest  . . . . . . . . . . . . . . . . . . .   10
     3.2. Collection of Money . . . . . . . . . . . . . . . . . . . . . . .   10
     3.3. Collection Account  . . . . . . . . . . . . . . . . . . . . . . .   10
     3.4. Satisfaction; Release of Security Interest  . . . . . . . . . . .   12

                                   ARTICLE IV

                              CONDITIONS TO CLOSING

     4.1. Conditions Precedent to Closing . . . . . . . . . . . . . . . . .   12
     4.1.1.    Delivery of Pledged Securities . . . . . . . . . . . . . . .   12
     4.1.2.    Absence of Material Adverse Change . . . . . . . . . . . . .   12
     4.1.3.    Representations and Warranties . . . . . . . . . . . . . . .   12
     4.1.4.    Performance; No Default  . . . . . . . . . . . . . . . . . .   12
     4.1.5.    Litigation, Etc  . . . . . . . . . . . . . . . . . . . . . .   12
     4.1.6.    Compliance Certificate . . . . . . . . . . . . . . . . . . .   12
     4.1.7.    Tax Status . . . . . . . . . . . . . . . . . . . . . . . . .   12
     4.1.8.    Opinions of Counsel  . . . . . . . . . . . . . . . . . . . .   13
     4.1.9.    Fairness Opinion . . . . . . . . . . . . . . . . . . . . . .   13
     4.1.10.   Closing Papers . . . . . . . . . . . . . . . . . . . . . . .   13
     4.1.11.   Conversion Fee . . . . . . . . . . . . . . . . . . . . . . .   14
     4.1.12.   Proceedings  . . . . . . . . . . . . . . . . . . . . . . . .   14

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of Fannie Mae  . . . . . . . . . .   14
     5.1.1.    Organization . . . . . . . . . . . . . . . . . . . . . . . .   14
     5.1.2.    Authorization  . . . . . . . . . . . . . . . . . . . . . . .   14
     5.1.3.    No Violation; Conflicts  . . . . . . . . . . . . . . . . . .   15
     5.2. Representations and Warranties of Subsidiary and Parent . . . . .   15
     5.2.1.    Organization, Good Standing  . . . . . . . . . . . . . . . .   15
     5.2.2.    No Violation; Conflicts  . . . . . . . . . . . . . . . . . .   15
     5.2.3.    Authorization  . . . . . . . . . . . . . . . . . . . . . . .   16
     5.2.4.    Consents . . . . . . . . . . . . . . . . . . . . . . . . . .   16

     5.2.5.    Litigation, Proceedings, etc . . . . . . . . . . . . . . . .   16
     5.2.6.    Compliance with Laws . . . . . . . . . . . . . . . . . . . .   16
     5.2.7.    Capital Stock  . . . . . . . . . . . . . . . . . . . . . . .   16
     5.2.8.    Solvency, etc  . . . . . . . . . . . . . . . . . . . . . . .   17
     5.2.9.    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . .   17
     5.2.10.   Pledged Securities . . . . . . . . . . . . . . . . . . . . .   17
     5.2.11.   Legal Counsel, etc . . . . . . . . . . . . . . . . . . . . .   18
     5.2.12.   Separate Existence . . . . . . . . . . . . . . . . . . . . .   18
     5.2.13.   Establishment of Subsidiary  . . . . . . . . . . . . . . . .   18

                                   ARTICLE VI

                                    COVENANTS

     6.1. Covenants of Fannie Mae . . . . . . . . . . . . . . . . . . . . .   18
     6.2. Covenants of Subsidiary . . . . . . . . . . . . . . . . . . . . .   18
     6.2.1.    Corporate Existence  . . . . . . . . . . . . . . . . . . . .   19
     6.2.2.    Performance  . . . . . . . . . . . . . . . . . . . . . . . .   19
     6.2.3.    Security Interest  . . . . . . . . . . . . . . . . . . . . .   19
     6.2.4.    Encumbrances . . . . . . . . . . . . . . . . . . . . . . . .   19
     6.2.5.    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     6.2.6.    Compliance With Laws, etc  . . . . . . . . . . . . . . . . .   19
     6.2.7.    Examination of Records, etc  . . . . . . . . . . . . . . . .   19
     6.2.8.    Restriction on Additional Indebtedness . . . . . . . . . . .   20
     6.2.9.    Additional Covenants Regarding Independence of Subsidiary  .   20
     6.2.10.   Governing Instruments  . . . . . . . . . . . . . . . . . . .   20
     6.3. Covenants of Parent . . . . . . . . . . . . . . . . . . . . . . .   20
     6.3.1.    Subsidiary's Performance . . . . . . . . . . . . . . . . . .   20
     6.3.2.    Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . .   20
     6.3.3.    Compliance with Laws, etc  . . . . . . . . . . . . . . . . .   20
     6.4. Tax-Related Provisions  . . . . . . . . . . . . . . . . . . . . .   20
     6.4.1.    Consistent Performance . . . . . . . . . . . . . . . . . . .   20
     6.4.2.    Providing Information  . . . . . . . . . . . . . . . . . . .   20

                                   ARTICLE VII

                              DEFAULTS AND REMEDIES

     7.1. Events of Default . . . . . . . . . . . . . . . . . . . . . . . .   21
     7.2. Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     7.3. Additional Remedies . . . . . . . . . . . . . . . . . . . . . . .   22
     7.4. No Remedy Exclusive . . . . . . . . . . . . . . . . . . . . . . .   22

                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.1. Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .   23
     8.2. Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . .   23

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     9.2. Parties Entitled to Benefit, etc  . . . . . . . . . . . . . . . .   24
     9.3. Transfer and Assignment . . . . . . . . . . . . . . . . . . . . .   24
     9.4. Entire Agreement; Amendments; Severability of Provisions  . . . .   24
     9.5. Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     9.6. No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . .   25
     9.7. Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . .   25
     9.8. Execution of Counterparts . . . . . . . . . . . . . . . . . . . .   25
     9.9. Survival of Representations, Warranties and Covenants . . . . . .   25



                                    EXHIBITS

Exhibit A Form of Funding Note
Exhibit B Form of Assignment and Agreement

Schedule I - Schedule of Pledged Securities



FUNDING NOTE ISSUANCE AND SECURITY AGREEMENT, dated as of December 15, 1995, among the FEDERAL NATIONAL MORTGAGE ASSOCIATION, a corporation duly organized and existing under and by virtue of the laws of the United States (12 U.S.C. 1716 et. seq.) ("Fannie Mae"), CRIIMI MAE INC., a Maryland corporation (the "Parent"), and CRIIMI MAE FINANCIAL CORPORATION III, a Maryland corporation (the "Subsidiary").

                                    RECITALS

     The Parent is the owner of certain GNMA Securities (as defined herein).

     Pursuant to the Assignment and Agreement (as defined herein), the Parent will transfer the GNMA Securities (as defined herein) to the Subsidiary, which will issue the Funding Note (as defined herein). Payments on the Funding Note will be made from distributions received on the Collateral (as defined herein), which will be pledged by the Subsidiary to Fannie Mae to secure the Funding Note.

     Fannie Mae is willing to issue to the Subsidiary in exchange for the Funding Note the entire issue of its Guaranteed Grantor Trust Pass-Through Certificates, Series 1995-T5, which will entitle the holders thereof to receive principal and interest distributions from payments on the Funding Note.

     In consideration of the premises and the mutual covenants and representations hereinafter contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1. Definitions. As used in this Agreement, the following terms will have the following meanings unless the context requires otherwise:

     Affiliate: any Person directly or indirectly controlling or controlled by or under common control with Parent or Subsidiary, including (without limitation) any Person beneficially owning or holding 5% or more of any class of voting securities of parent or Subsidiary or any other corporation of which Parent owns or holds 5% or more of any class of voting securities, provided that, for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     Agreement:  this Funding Note Issuance and Security Agreement.

     Assignment and Agreement: the Assignment and Agreement dated as of the date hereof between the Parent and the Subsidiary pursuant to which Parent sells, assigns, transfers and conveys the GNMA Securities to the Subsidiary, in the form of Exhibit B.

     Assumed Reinvestment Rate: as to any Special Prepayment Determination Date, the overnight Fed Funds rate for such date.

     Bankrupt: with respect to the Parent or Subsidiary, means,

     (a) a court (i) enters a decree or order for relief in respect of Parent or Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appoints a receiver, liquidator, assignee, custodian or sequestrator (or other similar official) of Parent or Subsidiary or for all or substantially all its property or (iii) orders the winding up or liquidation of its affairs, and such decree or order remains unstayed and in effect for a period of 60 consecutive days; or

     (b) Parent or Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consents to the entry of any order for relief in an involuntary case under any such law, (iii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, or sequestrator (or other similar official) of parent or Subsidiary or for any substantial part of its property, (iv) makes any general assignment for the benefit of creditors, (v) fails generally to pay its debts as they become due or
          (vi) takes any action in furtherance of the foregoing.

     Business Day: a day other than (a) a Saturday or Sunday, (b) a day on which the Depository is authorized or obligated by law or executive order to remain closed, (c) a day on which offices of the federal government located in the District of Columbia generally are closed for business or (d) a day on which the offices of Fannie Mae are closed.

     Carry Forward Principal Amount: as to any Quarterly Payment Date, the excess, if any, of (x) the portion of the GNMA Distribution allocable to principal for the GNMA Distribution Date in the month of the immediately preceding Quarterly Payment Date over (y) the amount of principal reported by GNMA in the latest Principal Factors published prior to the 13th day of such month to be receivable in respect of the Pledged Securities on such GNMA Distribution Date.

     Closing: the meaning specified in Section 2.3.

     Collateral: the meaning specified in Section 3.1.

     Collection Account: the meaning specified in Section 3.3 hereof.

     Depository: The Depository Trust Company, a New York chartered limited purpose trust company, or any successor depository selected or approved by Fannie Mae.

     Due Period: as to any Quarterly Payment Date, the three-month period ending on the last day of the month of such Quarterly Payment Date.

     Eligible Investments: any one or more of the following obligations or securities:

          (i) direct obligations of, and obligations fully guaranteed by, the United States of America ("USA"), Fannie Mae, or any agency or instrumentality of the USA the obligations of which are backed by the full faith and credit of the USA;

          (ii) (A) demand and time deposits in, certificates of deposit of, or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the USA or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and long-term debt obligations of such depository institution or trust company (or in the case of the principal depository institution in a holding company system, of such holding company), at the time of such investment or the contractual commitment providing for such investment, have credit ratings of at least A-1 and AA, respectively, from Standard & Poor's, a division of the McGraw-Hill Companies, Inc. ("S&P"), at least P-1 and Aa2, respectively, from Moody's Investors Service, Inc. ("Moody's") or at least F-1 and AA, respectively, from Fitch Investors Service, Inc. ("Fitch"), and (B) any other demand or time deposit or certificate of deposit that is fully insured by the Federal Deposit Insurance Corporation;


          (iii) repurchase agreements with a depository institution or trust company (acting as principal) specified in clause (ii) above with respect to (A) any security described in clause (i) above or (B) any other security issued or guaranteed by an agency or instrumentality of the USA, provided that in either case Fannie Mae or its custodian shall take delivery of such security; and

          (iv) securities bearing interest or sold at a discount that have a credit rating of at least A-1 (short term) or AA (long term unsecured) from S&P, at least P-1 (short term) or Aa2 (long term unsecured) from Moody's or at least F-1 (short term) or AA (long term unsecured) from Fitch; provided, however, that such securities shall not be eligible Investments to the extent that investment therein would cause the then outstanding principal amount of securities issued by such corporation in the Collection Account to exceed 10% of the aggregate outstanding principal amount of all Eligible Investments held as part of the Collection Account;

provided, however, that no obligation or security shall be an Eligible Investment if such obligation or security evidences either (a) a right to receive only interest payments with respect to the obligation underlying such obligation or security or (b) a right to receive both principal and interest payments derived from obligations underlying such obligation or security where the interest and principal payments with respect to such obligation or security provide a yield to maturity of greater than 120% of the yield at par of such underlying obligations.

     Event of Default: the meaning specified in Section 7.1.

     Excess Funds: as to any Due Period and as of any date of determination, the excess of (i) the sum of Projected Non-Principal Collections and Excess Principal Collections for such Due Period over (ii) interest payable on the Funding Note on the next succeeding Quarterly Payment Date.

     Excess Principal Collections: shall mean, with respect to any Due Period and as of any date of determination, the excess of (i) the sum of (x) principal received in respect of the Pledged Securities during such Due Period and (y) with respect to any GNMA Distribution Date occurring in such Due Period subsequent to such date of determination and for which the final Principal Factor has been received, the amount of the scheduled distribution of principal for such GNMA Distribution Date, over (ii) the outstanding principal balance of the Funding Note.

     Fannie Mae: the meaning specified in the preamble to this Agreement.

     Funding Note: the meaning specified in Section 2.1.

     Funding Note Coupon: the interest rate specified in the Funding Note.

     Funding Surplus: with respect to any Quarterly Payment Date, an amount equal to the excess of (a) the sum of (i) GNMA Distributions made on the Pledged Securities during the month of, and on or prior to, such Quarterly Payment Date and in respect of the two immediately preceding GNMA Distribution Dates, (ii) any amounts received pursuant to investments and reinvestments of such GNMA Distributions made pursuant to Section 3.3 hereof and (iii) any amounts deposited in the Collection Account by the Subsidiary during the two immediately preceding months pursuant to Section 2.8(c) hereof over (b) the sum of (i) amounts due on the Funding Note on such Quarterly Payment Date, (ii) any amounts paid on the Funding Note on any Special Prepayment Date that occurred in the two immediately preceding months, (iii) any amounts previously released to the Subsidiary during the related Due Period as Excess Funds and (iv) the Carry-Forward Principal Amount, if any, for the following Quarterly Payment Date.

     GNMA: the Government National Mortgage Association.


     GNMA Distribution: any principal, interest, mortgage prepayment premium, guarantee or other payment made in respect of a GNMA Security pledged as a Pledged Security.

     GNMA Distribution Date: as to any GNMA Security, the 15th calendar day of each month, commencing in January 1996, or if such 15th calendar day is not a Business Day, the Business Day next succeeding such 15th calendar day.

     GNMA Securities: fully modified pass-through mortgage-backed securities guaranteed as to timely payment of principal and interest by GNMA.

     Governing Instruments: the certificates of incorporation and bylaws of Parent and Subsidiary.

     GTCs: The Guaranteed Grantor Trust Pass-Through Certificates, Series 1995-T5, issued by Fannie Mae to the Subsidiary, in exchange for, and evidencing a beneficial interest in, the Funding Note.

     Indebtedness: with respect to any Person means any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or a trade payable and which is not overdue by more than 90 days and not being contested in good faith, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any guarantee of Indebtedness.

     Interest Accrual Period: as to any GNMA Distribution Date, the calendar month preceding such GNMA Distribution Date. As to any Quarterly Payment Date, the three calendar months immediately preceding such Quarterly Payment Date.

     Material Adverse Effect: any circumstance or event which (a) may be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or the Funding Note, (b) may be reasonably expected to be material and adverse to the financial condition, business, operations or property of Subsidiary or (c) may be reasonably expected to materially impair the ability of Subsidiary to fulfill its obligations under this Agreement or the Funding Note.

     Officer's Certificate: a certificate executed on behalf of Parent or Subsidiary by the Chairman, President, General Counsel or one of the Vice Presidents and the Chief Financial Officer of Parent or Subsidiary, as the case may be.

     Parent: the meaning specified in the preamble to this Agreement.

     Payment Date: the 17th calendar day of any month (or, if such 17th day is not a Business Day, the Business Day immediately following such 17th day).

     Person or person: any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or other agency or political subdivision thereof.

     Pledged Securities: the GNMA Securities listed on Schedule I hereto and pledged by the Subsidiary to Fannie Mae hereunder to secure payment of the Funding Note.

     Prepayment Amount: the meaning specified in Section 2.7 hereof.

     Prepayment Date: the meaning specified in Section 2.7 hereof.

     Principal Factor: as to any Pledged Security and GNMA Distribution Date, the principal factor reported by GNMA with respect to such Pledged Security and such GNMA Distribution Date, which factor reflects the amount receivable as principal by the holders of such Pledged Security on such date.

     Projected Non-Principal Collections: as to any Due Period and as of any date of determination, the sum of (i) interest distributions received in respect of the Pledged Securities during such Due Period, (ii) interest scheduled to be received prior to the next succeeding Quarterly Payment Date in respect of all Eligible Investments currently on deposit in the Collection Account and (iii) Scheduled Interest Distributions in respect of each succeeding GNMA Distribution Date occurring in such Due Period.

     Quarterly Payment Date: the Payment Date occurring in each of March, June, September, and December commencing in March, 1996.

     Scheduled Interest Distributions: as to (i) any GNMA Distribution Date with respect to which final Principal Factors have been received for the preceding GNMA Distribution Date, the product of (x) 1/12th of the Weighted Average GNMA Coupon and (y) the aggregate of the original principal balances of the Pledged Securities multiplied by the applicable final Principal Factors, and (ii) any GNMA Distribution Date with respect to which final Principal Factors have not been received for the preceding GNMA Distribution Date, the product of (x) 1/12th of the Weighted Average GNMA Coupon and (y) the excess of the aggregate current principal balance of the Pledged Securities over the current principal balance of the Funding Note.

     Series Documents: all agreements, documents, certificates and other papers (including this Agreement) required to be executed by Subsidiary or Parent in connection with the issuance of the Funding Note and the GTCs.

     Solvent: when used with respect to any person, means at the time of determination, that (a)(i) the fair saleable value and the fair value of such person's assets, after giving effect to the issuance and sale of the Funding Note pursuant to this Agreement, exceeds and will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) as they mature, (ii) such person will not have unreasonably small capital with which to conduct its businesses and (iii) such person will have the ability to pay its debts as they mature; and (b) in any case, such person is not "insolvent" within the meaning of (i) Section 2 of the Uniform Fraudulent Transfer Act or Uniform Fraudulent Conveyance Act of any applicable jurisdiction (and, with respect to such Act, is not properly to be presumed to be insolvent under Section 2(b) thereof), (ii) Section 101 of Title II of the United States Code or (iii) any comparable law or regulation applicable in the circumstances.

     Special Prepayment Date: the meaning specified in Section 2.8.

     Special Prepayment Determination Date: the meaning specified in Section
2.8.

     Subsidiary: the meaning specified in the preamble to this Agreement.

     Trust Agreement: the trust agreement dated as of December 1, 1995 executed by Fannie Mae, in its corporate capacity and in its capacity as trustee, pursuant to which the GTCs are issued and outstanding.

     Underwriter: Donaldson, Lufkin & Jenrette Securities Corporation.

     Weighted Average GNMA Coupon: as to any GNMA Distribution Date, the weighted average of the interest rates specified in the Pledged Securities, weighted on the basis of the respective principal balances thereof.



    1.2. Usage. As used herein, references to Articles, Sections, Exhibits and Schedules are to articles and sections hereof and exhibits and schedules hereto, references to a person are also references to its successors and assigns, references to a document are to it as amended, waived and otherwise modified from time to time, references to a statute or another governmental rule are to it as amended and otherwise modified from time to time, and the word "including" and correlative words shall be deemed to be followed by "without limitation" whether or not followed by such words of like import. The definitions set forth in Section 1.1 are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined. The headings of Articles and Sections and the table of contents relating hereto have been included solely for convenience of reference and shall not have any effect to the construction hereof.


                                   ARTICLE II

                        SALE AND PURCHASE OF FUNDING NOTE

     2.1. Authorization of Funding Note. Subsidiary will authorize the issue and exchange of $198,394,480 principal amount of its 7% Funding Note due March 17, 2035 (the "Funding Note"), to be substantially in the form of the Funding Note set forth in Exhibit A.

     2.2. Issuance and Exchange of Funding Note. Subsidiary will issue the Funding Note to Fannie Mae and, subject to the terms and conditions of this Agreement, Fannie Mae will issue to the Subsidiary in exchange therefor the GTCs evidencing undivided beneficial interests therein. The Funding Note shall be secured by the Collateral.

     2.3. Closing. The exchange of the Funding Note for the GTCs will take place at the offices of Fannie Mae, 3900 Wisconsin Avenue, N.W., Washington, D.C. 20016-2899 at 10:00 a.m., Eastern time, at a Closing (the "Closing") on December 15, 1995 or on such other Business Day thereafter on or prior to December 29, 1995 as may be agreed upon by Subsidiary and Fannie Mae. The Funding Note will be in the form of a single Funding Note dated the date of the Closing and registered in the name of Fannie Mae. Subsidiary will deliver the duly executed Funding Note and the documents set forth in Section 4.1.10 to Fannie Mae on or prior to Closing to be held in escrow as provided for in
Section 4.1.10. At the Closing, Subsidiary and Parent will instruct Fannie Mae (either in writing or by telephone followed by written confirmation) to release from escrow (a) the Funding Note against issuance by Fannie Mae to the Subsidiary of the GTCs and (b) the documents set forth in Section 4.1.10 and Fannie Mae shall release from escrow such documents. If at the Closing, Subsidiary fails to tender such Funding Note to Fannie Mae as provided in this
Section 2.3, or any of the conditions specified in Article IV shall not have been fulfilled to Fannie Mae's satisfaction, Fannie Mae will, at its election, be relieved of its obligation to exchange the GTCs for the Funding Note at such Closing, without thereby waiving any other rights it may have by reason of such failure or such nonfulfillment.

     2.4. Non-Recourse Obligation. The Funding Note shall be a non-recourse obligation of the Subsidiary payable solely from the Collateral to the extent such Collateral has not been properly released from the security interest created by this Agreement. Neither the Parent nor any Affiliate of the Parent (except for the Subsidiary, but only to the extent of the Collateral as provided in the preceding sentence) nor any of their respective successors and assigns shall be liable in any respect or under any theory (including, without limitation, any theory based upon piercing the corporate veil of the Subsidiary) for payments due on the Funding Note.

     2.5. Interest and Principal on the Funding Note. The Funding Note shall accrue interest from December 1, 1995 at the Funding Note Coupon specified therein. Subsidiary shall pay the interest and principal on the Funding Note on each Quarterly Payment Date (or Special Prepayment Date, in the event of a special prepayment of the Funding Note) in the manner specified in the Funding Note and Sections 2.8 and 3.3 hereof. The final Quarterly Payment Date for the Funding Note is March 17, 2035. So long as no Event of Default has occurred, Fannie Mae shall remit to Subsidiary on each Quarterly Payment Date any Funding Surplus received by it. Upon such remittance, such Funding Surplus shall be released from the security interest created by this Agreement.

     2.6. Optional Prepayment at Direction of Fannie Mae. The outstanding principal amount of the Funding Note shall become immediately due and payable, at the option of Fannie Mae, upon not less than 60 nor more than 90 days' notice, on any Quarterly Payment Date on or after the date on which, after giving effect to principal payments to be made on the Funding Note on such Quarterly Payment Date, the outstanding principal amount of the Funding Note would be equal to or less than 1% of its original principal amount. In such event, the amount due and payable on the Funding Note to Fannie Mae shall be equal to the outstanding principal amount of the Funding Note, plus accrued and unpaid interest for the Interest Accrual Period relating to the applicable Quarterly Payment Date ("Repurchase Price"). In order to satisfy such amount, Fannie Mae shall liquidate a like principal amount of the Pledged Securities at fair market value as determined by Fannie Mae, and apply the net proceeds of such liquidation (together with funds contributed by Fannie Mae if such net proceeds are insufficient) to pay the amount due and payable on the Funding Note to Fannie Mae, provided, however, that Fannie Mae shall provide Subsidiary with written notice of its intent to liquidate such Pledged Securities and the date of such proposed liquidation not less than 10 days prior to the proposed liquidation date specified in such notice and Subsidiary shall have the option, in its discretion, to purchase the Funding Note and Pledged Securities at a price equal to the Repurchase Price on or prior to the liquidation date specified in such notice. Upon payment of the amount due and payable pursuant to this Section, Fannie Mae shall cause the Funding Note, any remaining Pledged Securities and any remaining proceeds from such liquidation (net of liquidation expenses) to be transferred to the Subsidiary, free and clear of the security interest created by this Agreement.

     2.7. Optional Prepayment by Subsidiary. The outstanding principal balance of the Funding Note may be prepaid, in whole but not in part, at the option of the Subsidiary, on any Quarterly Payment Date on or after the Quarterly Payment Date on which, after giving effect to principal payments to be made in respect of the Funding Note on such Quarterly Payment Date, the outstanding principal balance of the Funding Note would be equal to or less than 20% of the original principal balance of the Funding Note (the "Prepayment Date"). Notice of such prepayment must be given by the Subsidiary to Fannie Mae not earlier than the eighteenth calendar day of the month preceding the Quarterly Payment Date on which such prepayment is to occur and not later than the sixth Business Day of the month in which such Quarterly Payment Date occurs. In such event, the amount payable by the Subsidiary (the "Prepayment Amount") shall be equal to the unpaid principal amount of the Funding Note, plus accrued and unpaid interest for the Interest Accrual Period relating to the Prepayment Date. In order to effect such prepayment, the Subsidiary shall, on the date such notice is given, deposit in the Collection Account an amount which, after giving effect to (i) any amounts already held in such Collection Account and (ii) earnings on amounts held in the Collection Account to the Prepayment Date at any reinvestment rate which may be agreed upon by Fannie Mae and the Subsidiary, will be at least equal to the Prepayment Amount. Alternatively, if the Subsidiary, on or before the date such notice is given, shall have entered into a forward purchase agreement reasonably satisfactory to Fannie Mae with an institution whose unsecured short-term debt obligations are rated at least A-1 by S&P, at least P-1 by Moody's or at least F-1 by Fitch for the sale of a principal amount of the Pledged Securities equal to the unpaid principal amount of the Funding Note, the Subsidiary shall, no later than the Business Day preceding the Prepayment Date, deposit in the Collection Account an amount (the "Required Amount") which will be at least equal to the Prepayment Amount, after giving effect to the amounts described in clauses (i) and (ii) of the preceding sentence, provided, however, that if the proceeds from the sale of such Pledged Securities are less than the Required Amount, the Subsidiary shall, no later than the date on which such notice is given, deposit in the Collection Account an amount equal to the amount of such deficiency. Upon either deposit referred to in the two preceding sentences, all funds held in the Collection Account shall be invested and reinvested by Fannie Mae in Eligible Investments pursuant to the provisions of
Section 3.3, and the excess of funds held in such Collection Account on the Prepayment Date over the Prepayment Amount shall be remitted by Fannie Mae to the Subsidiary on such Prepayment Date. In addition, upon either such deposit, Fannie Mae shall cause the Funding Note and the Pledged Securities to be transferred to the Subsidiary, free and clear of the security interest created by this Agreement.

     2.8. Special Prepayment by Subsidiary.

     (a) The Funding Note is subject to special prepayment, in whole or in part, on any Payment Date other than a Quarterly Payment Date (a "Special Prepayment Date") in the event Fannie Mae determines that the amount of funds in the Collection Account expected to be available for payment of interest on the Funding Note on the next Quarterly Payment Date could be less than the amount required for payment of interest.

     (b) On the sixth Business Day of each month other than a month in which a Quarterly Payment Date occurs (a "Special Prepayment Determination Date"), Fannie Mae shall make such determination based upon the following factors:

          (i) distributions of principal of and interest on and, if received by Fannie Mae and in Fannie Mae's sole discretion, mortgage prepayment premiums on, the Pledged Securities received or due to be received through the GNMA Distribution Date occurring in the same month and since the preceding Quarterly Payment Date or Special Prepayment Date, whichever is later (or since the date hereof, if no Quarterly Payment Date or Special Prepayment Date has yet occurred);

          (ii) the scheduled distributions (if any) of principal of and interest on the Pledged Securities required to be made during the period following the GNMA Distribution Date occurring in the same month and prior to the next succeeding Quarterly Payment Date;

          (iii) the aggregate amount of interest then being earned on all Eligible Investments held in the Collection Account; and

          (iv) the aggregate amount of interest which would be earned through the Business Day preceding the next Quarterly Payment Date at the Assumed Reinvestment Rate, on the amount referred to in clause (i) above (but not clause
(ii) above) and on the principal and interest of the Eligible Investments referred to in clause (iii) above, as and when such amounts are receivable for deposit in the Collection Account.

     (c) In the event such determination is made, Fannie Mae no later than one Business Day after the Special Prepayment Determination Date, shall notify the Subsidiary by writing or telefax that a special prepayment of the Funding Note is required in an amount specified by Fannie Mae. The Subsidiary, in lieu of a special prepayment, shall have the option, in its sole discretion, to pay to Fannie Mae for deposit in the Collection Account the amount by which payment of interest on the next Quarterly Payment Date is determined to be insufficient. Payment must be received by Fannie Mae on or before the eighth Business Day of the month in which the determination is made.

     (d) If the Subsidiary does not deposit funds in lieu of a special prepayment, the Subsidiary shall make a special prepayment in the amount specified by Fannie Mae on the Funding Note on the Special Prepayment Date occurring in the month in which the determination to make a special prepayment is made. Such special prepayment of the Funding Note shall be at a prepayment price equal to 100% of the principal amount of the portion of the Funding Note to be prepaid, plus accrued and unpaid interest thereon through the preceding calendar month. The amount of any special prepayment shall be limited to the amount of principal distributions in respect of the Pledged Securities received since the immediately preceding Quarterly Payment Date or preceding Special Prepayment Date, whichever is later, that would otherwise be required to be applied to the payment of principal on the Funding Note on the next succeeding Quarterly Payment Date.

     2.9. Prepayment and Redemption. The Funding Note may not be prepaid or redeemed otherwise than pursuant to Section 2.6, Section 2.7 or Section 2.8 hereof.


                                   ARTICLE III

                      COLLATERAL SECURITY FOR FUNDING NOTE

     3.1. Grant of Security Interest. To secure the payment of the principal of and interest on the Funding Note in accordance with its terms and the performance of the covenants contained in the Funding Note and this Agreement, Subsidiary hereby grants to Fannie Mae, as of the Closing, as collateral security for the exclusive benefit of Fannie Mae and the holders of the GTCs, all of Subsidiary's right, title and interest in and to (a) the Pledged Securities, including all GNMA Distributions made thereon after the date hereof,
(b) the Collection Account, including all income from investment and reinvestment of funds in the Collection Account and (c) all products and proceeds of the foregoing, including all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, rights to payment of any and every kind, and other forms of obligations and receivables which at any time constitute all or part or are included in the proceeds of the foregoing (collectively, the "Collateral"). Subject to the security interest granted under this Section 3.1, the Collateral shall remain the property of Subsidiary. Until the release of the security interest under
Section 3.3, Fannie Mae, as the holder of the Pledged Securities, shall be entitled to make all demands on GNMA in respect of the Pledged Securities.

     3.2. Collection of Money. Fannie Mae shall receive and collect all money and other property payable to or receivable by Fannie Mae under the Funding Note, including all GNMA Distributions made on the Pledged Securities. Fannie Mae shall apply such funds received by it as provided in this Agreement. If any default occurs in the making of any payment or performance under any Eligible Investment or GNMA Security, Fannie Mae may, and upon the request and at the expense of the Subsidiary shall, take such action as may be appropriate to enforce such payment or performance. Any such action shall be without prejudice to any right to declare a default hereunder and to proceed as provided herein.

     3.3. Collection Account.

     (a) Prior to Closing, Fannie Mae shall open with itself one or more accounts (collectively, the "Collection Account"). The Collection Account shall be identified on Fannie Mae's books and records as relating solely to the Funding Note and to the Pledged Securities. Fannie Mae shall promptly deposit in such Collection Account all GNMA Distributions received with respect to the Pledged Securities and all amounts received from the reinvestment of amounts on deposit in the Collection Account. All GNMA Distributions on the Pledged Securities and other monies deposited from time to time in the Collection Account, and all investments made in Eligible Investments with such monies, including all income or other gain from such investments, shall be held by Fannie Mae in such Collection Account subject to withdrawal by Fannie Mae for the purpose of making payments hereunder and pursuant to the Trust Agreement.

     (b) All or a portion of the Collection Account shall be invested and reinvested by Fannie Mae in one or more Eligible Investments bearing interest or sold at a discount at the direction and in the sole discretion of Fannie Mae.
No such investment shall mature later than the Business Day immediately preceding the next Quarterly Payment Date. All income or other gain from investments of monies deposited in the Collection Account shall be credited by Fannie Mae to such Collection Account immediately upon receipt, and any loss resulting from such investments shall be charged to such Collection Account.

     (c) Amounts on deposit in the Collection Account shall be applied on each Quarterly Payment Date as follows:

     first, to the payment of all interest due on the Funding Note,

     second, to the payment of all principal due on the Funding Note, in an amount equal to (a) the sum of (i) the amount of principal distributions scheduled to be received on the Pledged Securities in the month of such Quarterly Payment Date (such amount being equal to the sum of (x) the aggregate of the amounts allocable to principal reported by GNMA in the latest Principal Factors prior to the 13th calendar day of such month to be receivable in respect of the Pledged Securities in such month and (y) in the case of any Pledged Security for which no Principal Factor shall have been so published, an assumed amortization amount calculated by Fannie Mae on the basis of available information in respect of the mortgage loans underlying such Pledged Security), (ii) the amount of principal distributed on the Pledged Securities in each of the two preceding months and (iii) the Carry-Forward Principal Amount for such Quarterly Payment Date, less (b) the amount of principal paid upon any special prepayment of the Funding Note that occurred in the two preceding months, and third, unless an Event of Default shall have occurred and be continuing hereunder, any remaining amounts which represent Funding Surplus shall be remitted to the Subsidiary. Upon remittance of any Funding Surplus to the Subsidiary, such Funding Surplus shall be released from the security interest created by this Agreement.

     (d) Unless an Event of Default shall have occurred and be continuing hereunder, Fannie Mae shall, within five Business Days following each Payment Date that is not a Quarterly Payment Date, remit to the Subsidiary from funds on deposit in the Collection Account an amount equal to the Excess Funds, if any, calculated with respect to the then current Due Period. In the event any such remittance is to be made, Fannie Mae shall so notify the Subsidiary by writing or telefax and shall effect such remittance by wiring immediately available funds to an account designated by the Subsidiary. Any amount so remitted to the Subsidiary shall be released from the security interest created by this Agreement; provided, however, that in the event amounts are remitted to the Subsidiary under this Section 3.3(d) in excess of the amounts required to be so remitted, then, promptly following receipt of a written confirmation from Fannie Mae of such overpayment, the Subsidiary shall reimburse Fannie Mae for such overpayment by wiring immediately available funds in the amount of such overpayment to an account designated by Fannie Mae.

     (e) Fannie Mae shall provide reports to Subsidiary relating to all deposits to and withdrawals from the Collection Account. Such reports shall be provided quarterly following each Quarterly Payment Date, or monthly following any Special Prepayment Date. Such reports may be provided more frequently at the expense of the Subsidiary and otherwise upon such terms as shall be acceptable to Fannie Mae in its reasonable discretion.

     3.4. Satisfaction; Release of Security Interest. Upon the payment by Subsidiary of all sums payable by Subsidiary hereunder or pursuant to the Funding Note in accordance with the terms thereof, this Agreement (except for the terms and provisions of Section 8.1 and Section 9.7, which shall remain in full force and effect) shall cease to be of further effect, and Fannie Mae, on demand of and at the expense of Subsidiary, shall execute proper instruments acknowledging satisfaction and discharge of this Agreement and the Funding Note.


                                   ARTICLE IV

                              CONDITIONS TO CLOSING

     4.1. Conditions Precedent to Closing. The obligation of Fannie Mae to issue the GTCs to the Subsidiary in exchange for the Funding Note is subject to Fannie Mae's determination, prior to or at the Closing, that the following conditions have been satisfied:

          4.1.1. Delivery of Pledged Securities. The Pledged Securities shall have been delivered to (or, if in book-entry form, registered in the name of) an account designated by Fannie Mae free and clear of any lien, mortgage, pledge, charge, security interest or other encumbrance, other than any lien that is removed at Closing.

          4.1.2. Absence of Material Adverse Change. There shall not have occurred any material adverse change in the financial or business condition or prospects of Parent since the date of the most recent financial statement delivered pursuant to Section 4.1.10(d).

          4.1.3. Representations and Warranties. The representations and warranties of Subsidiary and Parent contained in this Agreement and those otherwise made in writing by or on behalf of Subsidiary and Parent in connection with the transactions contemplated by this Agreement shall have been correct when made and shall be correct at the time of the Closing.

          4.1.4. Performance; No Default. Subsidiary and Parent shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to the dates specified herein and, at the time of the Closing, no Event of Default shall have occurred and be continuing.

          4.1.5. Litigation, Etc. The consummation of the transactions contemplated hereby shall not be permanently, preliminarily or temporarily enjoined or restrained, and no litigation or other proceeding seeking any such injunction or restraint or other proceeding seeking any such injunction or restraint or otherwise challenging such transaction, shall have been commenced or threatened.

          4.1.6. Compliance Certificate. Subsidiary shall have delivered to Fannie Mae an Officers' Certificate, dated as of the Closing, certifying that the conditions specified in Section 4.1.1 and Sections 4.1.3 through
     4.1.5 have been fulfilled and Parent shall have delivered to Fannie Mae an Officers' Certificate dated as of the Closing, certifying that the conditions specified in Sections 4.1.1 through 4.1.5 have been fulfilled.

          4.1.7.      Tax Status.

               (a) Fannie Mae shall have received from Thacher Proffitt & Wood, counsel to the Parent and Subsidiary, an opinion (attached as Exhibit X) in form and substance satisfactory to Fannie Mae, that the Funding Note constitutes debt of the Subsidiary for federal income tax purposes.

               (b) Fannie Mae shall have received a letter from the Underwriter in form and substance satisfactory to them with respect to certain information regarding the likelihood of special prepayments occurring, the present value analysis of the equity interest retained by Subsidiary based on assumptions as of pricing and the reasonableness of the assumptions and the realistic possibility of exercise of the optional prepayment by Subsidiary.

          4.1.8. Opinions of Counsel. Fannie Mae shall have received from Thacher Proffitt & Wood and Swidler & Berlin, counsel to Parent and Subsidiary, favorable opinions in form and substance satisfactory to Fannie Mae.

          4.1.9. Fairness Opinion. Fannie Mae shall have received an opinion from the Underwriter that the price paid for the Pledged Securities by Subsidiary to Parent represents fair and reasonably equivalent value for such Pledged Securities.

          4.1.10. Closing Papers. At or prior to the Closing, Subsidiary or Parent, as the case may be, shall have delivered to Fannie Mae the following documents to be held in escrow by Fannie Mae until the Closing:

               (a) The Funding Note, in the form of Exhibit A, duly executed by Subsidiary.

               (b) Evidence of the assignment and the transfer of the Pledged Securities from Parent to Subsidiary pursuant to the terms of the Assignment and Agreement.

               (c)    Evidence of filing of a financing statement.

               (d) A copy of Parent's most recent full-year financial statements (consolidated, if applicable) filed with the Securities and Exchange Commission, and any subsequent interim financial statements so filed, all of which shall be prepared in accordance with generally accepted accounting principles.

               (e) Certified copies of the Governing Instruments of the Parent and the Subsidiary and such resolutions of the Board of Directors of Subsidiary and Parent and such other corporate documents of Subsidiary and Parent as Fannie Mae reasonably may request.

               (f) Certificates of good standing of Parent and Subsidiary, dated not more than 14 days prior to the Closing.

               (g) Certified copies of the resolutions adopted by the Board of Directors of each of Subsidiary and Parent authorizing the execution, delivery and performance of this Agreement, the Funding Note and each of the other agreements, instruments and transactions contemplated hereby.

               (h) A certificate of the Secretary or Assistant Secretary of each of Subsidiary and Parent, dated the Closing, as to the incumbency and signatures of the Officers of Subsidiary or Parent, as the case may be, authorized to act with respect to this Agreement and all instruments executed pursuant thereto.

               (i) Such other documents, certificates and resolutions as Fannie Mae may reasonably request.

          4.1.11. Conversion Fee. Fannie Mae shall have received from Parent a payment in the amount of $350,000 representing the conversion fee payable to Fannie Mae in consideration of its issuance and guarantee of the GTCs and related duties, obligations and responsibilities performed and to be performed by Fannie Mae in connection therewith. Such payment shall be made in immediately available funds wired to Fannie Mae's account at the Federal Reserve Bank of New York in accordance with the following wire instructions: FNMANYC/GEN, ABA #021039500, Re: 1995-T5.

          4.1.12. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and all documents and instruments incidental to such transactions will be satisfactory in form and substance to Fannie Mae, and Fannie Mae will have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of Fannie Mae. Fannie Mae represents and warrants to Parent and Subsidiary as follows:

          5.1.1. Organization. Fannie Mae is a corporation duly organized and validly existing under the laws of the United States, with power and authority to conduct its business as it is currently being conducted and to enter into and perform its obligations under this Agreement and the Trust Agreement.

          5.1.2. Authorization. The execution, delivery and performance of this Agreement and the Trust Agreement have been duly authorized by all necessary action of Fannie Mae, and this Agreement and the Trust Agreement each constitute the valid, legal and binding agreement of Fannie Mae, enforceable in accordance with its terms subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, moratorium, insolvency or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity (regardless of whether enforcement is brought in a proceeding in equity or at law). The issuance and sale of the GTCs have been duly authorized by all necessary action of Fannie Mae.

          5.1.3. No Violation; Conflicts. The execution and delivery by Fannie Mae of this Agreement and the Trust Agreement, the performance by Fannie Mae of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach of, or constitute a default under, any of the provisions of Fannie Mae's charter, or to its knowledge, any law, rule or regulation, or any judgment, decree or order applicable to Fannie Mae or any of its properties, or (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration of any obligation or the surrender of a material benefit under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation by which Fannie Mae is bound.

     5.2. Representations and Warranties of Subsidiary and Parent. Parent with respect to itself and Subsidiary, and Subsidiary with respect to itself, each represent and warrant to Fannie Mae as follows:

          5.2.1. Organization, Good Standing. Each of Subsidiary and Parent has been duly organized and is validly existing and in good standing, under the applicable laws of the jurisdiction of its formation, and is duly qualified to do business in and is in good standing under the laws of each jurisdiction which requires such qualification, other than any jurisdictions in which the failure to qualify would not have a material adverse effect on either Parent's or Subsidiary's properties or business. Each of Subsidiary and Parent has full power and authority to own its properties and conduct its business as presently conducted. Subsidiary holds all franchises, licenses, certificates and permits from all governmental authorities necessary in all material respects for the conduct of its business as currently conducted.

         5.2.2. No Violation; Conflicts. The execution and delivery by Subsidiary and Parent of this Agreement, the Funding Note and other Series Documents (as applicable), the performance by Subsidiary and Parent of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach of, or constitute a default under, any of the provisions of the Governing Instruments of Subsidiary or Parent, or any law, rule or regulation, or any judgment, decree or order applicable to Subsidiary or Parent or any of their properties, or (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration of any obligation or to of a material benefit under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation by which Parent or Subsidiary is bound or (except as contemplated hereby) result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties of the Subsidiary or Parent.

          5.2.3. Authorization. Each of this Agreement, the Funding Note, and all other Series Documents, when executed and delivered as contemplated hereby, will have been duly executed and delivered by Subsidiary or Parent (as applicable) and will constitute, when so executed and delivered, the legal, valid and binding agreement of Subsidiary or Parent (as applicable), enforceable in accordance with its terms subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, moratorium, insolvency or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity (regardless of whether enforcement is brought in a proceeding in equity or at law).

          5.2.4. Consents. Parent has filed all applications and notices and received all consents and authorizations as are required under federal and state law to organize Subsidiary and transfer thereto all its right, title and interest in and to the Pledged Securities, and Parent and Subsidiary have each filed all applications and notices and received all consents and authorizations as are required under federal and state law and all other applicable governmental rules to enter into and perform the transactions contemplated by the Assignment and Agreement and this Agreement and, in the case of Subsidiary, the Funding Note other than, in the case of Parent, any consents, authorizations, applications and notices that, if not so obtained or filed, would not have a material adverse effect on the Parent's right, title and interest in and to the Pledged Securities or its ability to enter into and perform such transactions. No further consent, approval, authorization or order of any court or governmental agency or body or any private party is required for consummation by Parent or Subsidiary of the transactions contemplated by the Assignment and Agreement, this Agreement or the Funding Note.

          5.2.5. Litigation, Proceedings, etc. There are no actions, suits, proceedings or other litigation pending or, to the knowledge of Subsidiary or Parent, threatened against Subsidiary which could affect the ability of Subsidiary to perform its obligations under this Agreement and the other Series Documents. There are no actions, suits, proceedings or other litigation pending or, to the knowledge of Parent, threatened against Parent, or any other subsidiary of Parent, at law or in equity, or before or by any federal, state or municipal agency or other instrumentality or other governmental authority, which could materially and adversely affect the ability of parent to perform its obligations under this Agreement and the other Series Documents.

          5.2.6. Compliance with Laws. Each of Parent and Subsidiary is not subject to, and has not been threatened to its knowledge with, any fine, penalty or disability as the result of its failure to comply with any requirements of federal, state, local or foreign law or regulation or other governmental rule or of any governmental body or agency having jurisdiction over it, the conduct of its business or the use of its assets.

          5.2.7. Capital Stock. Parent owns directly all the outstanding capital stock of Subsidiary. No Person has any direct or indirect right to acquire any capital stock of Subsidiary. Parent has heretofore furnished to Fannie Mae and the Underwriter true and correct copies of the Governing Instruments of Subsidiary as in effect on the date hereof.

          5.2.8. Solvency, etc. Each of Parent and Subsidiary is Solvent, and neither Parent nor Subsidiary is, and with the passage of time neither expects to become, Bankrupt.

          5.2.9. Disclosure. There is no material fact that Subsidiary or Parent has not disclosed to Fannie Mae which would have a Material Adverse Effect. No information, report, financial statement or certificate delivered to Fannie Mae in connection with this Agreement or the Funding Note relating to historical events or conditions contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make such statements not misleading in light of the circumstances in which such statements were made.

          5.2.10.     Pledged Securities.  In the case of all Pledged
     Securities:

               (i) On or prior to the Closing, Parent will be the owner of the Pledged Securities free and clear of any lien, mortgage, pledge, charge, security interest or other encumbrance, except any lien released concurrently with the disposition of the Pledged Securities by Parent.

               (ii) On the Closing Date, upon the transfer of the Pledged Securities to Subsidiary, Subsidiary will be the owner of the Pledged Securities free and clear of any lien, mortgage, pledge, charge, security interest or other encumbrance, except the lien of this Agreement and the Funding Note and any lien released concurrently with the acquisition of the Pledged Securities by Subsidiary, and at the time of Closing, Fannie Mae shall be the pledgee of such Pledged Securities.

               (iii) Subsidiary will acquire the Pledged Securities in good faith and without notice of any adverse liens or claims, including, any federal tax liens or liens arising under the Employee Retirement Income Security Act of 1974, as amended. No portion of the Pledged Securities will have been purchased by the Subsidiary with collateral or proceeds of collateral subject to the security interest of any third party.

               (iv) The information set forth with respect to the Pledged Securities in Schedule 1 to this Agreement is correct.

               (v) With respect to information set forth on "Exhibit A" to the Fannie Mae prospectus for the GTCs, dated October 23, 1995 relating to the "GNMA Securities" and "Mortgages" (each as defined such prospectus) which underlie the Pledged Securities:

                      (a) except as provided in subsections (b) and (c) below, the information is correct in all material respects;

                      (b)     information in the applicable footnote relating to
                      Section 8 rent subsidies was obtained from the Department of Housing and Urban Development and accurately reflects the information so obtained; and

                      (c) information under each of the headings "Mortgage Interest Rate" and "Lockout End Date" was calculated based upon publicly available information, the calculations used to produce such information were reasonable and such information as so calculated is correct in all material respects.

               (vi) As of the Closing, each Pledged Security shall have been duly and validly assigned to Fannie Mae and duly and validly transferred to or deposited in an account designated by Fannie Mae; and Fannie Mae shall have a duly and validly perfected security interest in each such Pledged Security subject to no prior lien, mortgage, security interest, pledge, charge or other encumbrance.

          5.2.11. Legal Counsel, etc. Each of Parent and Subsidiary has consulted with its own legal counsel and independent accountants to the extent it deems necessary regarding the tax, accounting and regulatory consequences of the transactions contemplated here, and neither Parent nor Subsidiary is participating in such transactions in reliance on any representations of Fannie Mae, the Underwriter, or their counsel with respect to tax, accounting or regulatory matters (other than the fairness opinion delivered pursuant to Section 4.1.9 hereof).

          5.2.12. Separate Existence. Subsidiary has taken all action necessary under applicable law to establish and maintain a separate existence from Parent and its affiliates including the actions set forth in
     Section 6.2.9.

          5.2.13. Establishment of Subsidiary. Parent has been duly authorized to establish Subsidiary and to transfer all of its right, title and interest in and to the Pledged Securities to Subsidiary, has complied with all applicable laws, rules and regulations in connection with the establishment and operation of, and transactions and agreements with respect to, Subsidiary, and owns 100% of the outstanding capital stock of Subsidiary.

The Underwriter may rely on the foregoing representations and warranties as if they were made to the Underwriter. The Underwriter and any person which controls such Underwriter are hereby made third party beneficiaries of the foregoing representations and warranties in consideration of, and as an inducement to, the Underwriter's purchase of the GTCs from Subsidiary.


                                   ARTICLE VI

                                    COVENANTS

     6.1. Covenants of Fannie Mae. Fannie Mae covenants that it shall hold its entire right, title and interest in and to the Funding Note and this Agreement (except for its rights to indemnification under Section 8.1) on behalf of Fannie Mae and the holders of the GTCs, and no such right, title or interest in and to the Funding Note or this Agreement shall be held otherwise or assigned by Fannie Mae except pursuant to the Trust Agreement.

     6.2. Covenants of Subsidiary.  Subsidiary covenants as follows:

          6.2.1. Corporate Existence. Subsidiary will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and shall continue to be in good standing under the laws of the state of its organization.

          6.2.2. Performance. Subsidiary will perform all of the terms of the Funding Note.

          6.2.3. Security Interest. Subsidiary will from time to time execute and deliver all supplements and amendments hereto and all financing statements, continuation statements, instruments of further assurance and other instruments, and will take such other action as Fannie Mae deems necessary or advisable, to

          (a) grant more effectively all or any portion of the Collateral as security for the Funding Note,

          (b) maintain or preserve the lien provided for by this Agreement and the Funding Note or carry out more effectively the purposes hereof and thereof,

          (c) perfect, publish notice of, or protect the validity of the security interest granted to Fannie Mae pursuant to this Agreement,

          (d)  enforce Fannie Mae's rights as pledgee of the Collateral,

          (e)  enforce this Agreement and the Funding Note, and

          (f) preserve and defend title to the Collateral granted hereunder and the rights of Fannie Mae thereto against the claims of all persons.

Subsidiary hereby appoints Fannie Mae as its agent and attorney-in-fact to execute any financing statement, continuation statement or other instrument required by Fannie Mae pursuant to this Section. Such appointment is irrevocable, includes full power of substitution and resubstitution and is coupled with an interest.

          6.2.4. Encumbrances. Subsidiary will not (i) sell, transfer, exchange, dispose of or otherwise allow the encumbrance of any of the Collateral except as expressly permitted by this Agreement or (ii) claim any credit on, or make any deduction on, principal, or interest payable with respect to the Funding Note by reason of the payment of any taxes levied or assessed on the Collateral.

          6.2.5. Taxes. Subsidiary will pay or cause to be paid any federal, state or local taxes levied on account of the ownership by it of the Collateral.

          6.2.6. Compliance With Laws, etc. Subsidiary will comply at all times and in all material respects during the term of the Funding Note with all applicable laws, regulations and other governmental rules.

          6.2.7. Examination of Records, etc. Subsidiary, on reasonable prior notice, will permit any representative of Fannie Mae, during normal business hours, to examine all the books of account, records, reports and other papers of Subsidiary, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by Fannie Mae, and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants (and by this provision Subsidiary hereby authorizes its accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any expense incident to the exercise by Fannie Mae of any right under this
     Section 6.2.7 will be borne by Fannie Mae, provided that if an audit is made during the continuance of an Event of Default, the expense incident to such audit shall be borne by Subsidiary.

          6.2.8. Restriction on Additional Indebtedness. Subsidiary will not create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness other than the Funding Note.

          6.2.9. Additional Covenants Regarding Independence of Subsidiary. Subsidiary shall observe the formal legal requirements of a separate and independent corporation. The directors of Subsidiary will act independently and in the interests of the Subsidiary.

          6.2.10. Governing Instruments. Subsidiary will comply at all times during the term of the Funding Note with each and every provision of Subsidiary's Governing Instruments and will not amend or otherwise change its Governing Instruments except as permitted therein and with the approval of Fannie Mae.

     6.3. Covenants of Parent.  Parent covenants as follows:

          6.3.1. Subsidiary's Performance. Parent will cause the Subsidiary to perform all its covenants and agreements contained in Section 6.2.

          6.3.2. Bankruptcy. Parent will not file any bankruptcy petition against Subsidiary or otherwise take action to cause Subsidiary to become Bankrupt.

          6.3.3. Compliance with Laws, etc. Parent will at all times and in all material respects during the term of the Funding Note comply with all applicable laws, regulations and other governmental rules.

     6.4. Tax-Related Provisions.

          6.4.1. Consistent Performance. Parent and Subsidiary shall treat the Funding Note as debt of the Subsidiary for all tax return, tax information reporting and financial statement reporting purposes and shall not take any action inconsistent with, or to call into question or to negate, the treatment of the Funding Note as debt for federal income tax purposes.

          6.4.2. Providing Information. Parent and Subsidiary shall make available to Fannie Mae in a timely and accurate fashion any information necessary or appropriate in order for Fannie Mae to fulfill its tax information reporting obligations with respect to the GTCs. The tax reporting information for each calendar year shall be provided to Fannie Mae's Director of Corporate Taxes, Office of the Controller on or before January 15 of the year following the calendar year. The information shall be prepared in a format acceptable to ITR and contain all the necessary items of income and deduction to be reported to Holders of the GTCs. Such information shall include the information required to be furnished pursuant to Reg. 1.6049-7 of the Income Tax Regulations. Parent shall make available to Fannie Mae, at no charge, documentation to enable ITR to perform a detailed review of the tax reporting information, if requested. If errors are found in the tax reporting information supplied by Parent, Parent shall reimburse Fannie Mae for all costs incurred in filing amended Forms K-1 due to the error. If the tax reporting information provided by Parent is late and/or inaccurate, Fannie Mae shall have the option to prepare the tax reporting information or engage another party to prepare the tax reporting information, in either case, at Parent's expense.


                                  ARTICLE VII

                              DEFAULTS AND REMEDIES

     7.1. Events of Default.  An "Event of Default" occurs if:

     (a) Subsidiary defaults in the payment of interest or principal on the Funding Note in accordance with Section 2.5 of this Agreement.

     (b) Subsidiary or Parent fails to comply with any of its agreements or covenants in, or provisions of, the Funding Note or this Agreement,and the default continues for a period of 10 days after written notice shall have been given to the Subsidiary or the Parent by Fannie Mae.

     (c)  Subsidiary shall become Bankrupt.

     7.2. Remedies. If an Event of Default occurs and is continuing, Fannie Mae may do any one or more of the following:

     (a) Declare the Funding Note immediately due and payable and take ownership of and, subject to the further provisions of this Section 7.2, sell the Pledged Securities and apply the proceeds toward repayment in full of the Funding Note. Notwithstanding any such declaration of acceleration of the Funding Note, Fannie Mae shall retain indefinitely the Pledged Securities unless Fannie Mae, in its sole judgment, determines that (a) the Pledged Securities would not continue to provide sufficient funds for the payment of principal and interest on the Funding Note as such principal and interest would have become due if there had not been such a declaration or (b) such retention would be likely to (i) subject to tax the arrangement by which the GTCs and/or Funding Note are issued and outstanding or (ii) violate applicable laws. So long as Fannie Mae retains the Pledged Securities, it shall apply distributions to the Funding Note as if the Funding Note had not been declared immediately due and payable. In the event that, following a declaration of acceleration of the Funding Note, Fannie Mae, in its sole judgment, determines that (a) the Pledged Securities would not continue to provide sufficient funds for the payment of principal and interest on the Funding Note as such principal and interest would have become due if there had not been such a determination or (b) such retention would be likely to (i) subject to tax the arrangement by which the GTCs and/or Funding Note are issued and outstanding or (ii) violate applicable laws, Fannie Mae may, but will not be required to, sell the Pledged Securities. The proceeds of any such sale will be applied to payments on the Funding
          Note in the same manner as prepayments on the Pledged Securities.

     (b) Retain in satisfaction of any amounts owing from the Subsidiary, any Funding Surplus otherwise required to be remitted to the Subsidiary pursuant to Section 3.1.

     (c) If the Event of Default hereunder relates to the Subsidiary's payments of principal of or interest on the Funding Note, in whole or in part, require that the Subsidiary pay Fannie Mae all loss, cost and expense incurred by Fannie Mae as a result of the timing of such payment.

     (d) Pursue any available remedy by proceeding at law or in equity as may appear necessary or desirable (i) to collect amounts owed pursuant to the Funding Note and any other payments then due and thereafter to become due under the Funding Note or (ii) to enforce the performance and observance of any obligation, covenant, agreement or provision contained in this Agreement to be observed or performed by Subsidiary or Parent.



    7.3. Additional Remedies. In addition to the above remedies, if Subsidiary commits a breach, or threatens to commit a breach of this Agreement, Fannie Mae shall have the right and remedy, without posting bond or other security, to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged that any such breach or threatened breach will cause irreparable injury to Fannie Mae that money damages will not provide an adequate remedy thereto.

     7.4. No Remedy Exclusive. No remedy herein conferred or reserved to Fannie Mae is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. A delay or omission to exercise any right or power accruing upon any default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. Any such right and power may be exercised from time to time and as often as may be deemed expedient. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law. In order to entitle Fannie Mae to exercise any remedy reserved to it in this Article VII, it shall not be necessary to give notice, other than such notice as may be required in this Article VII.


                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.1. Indemnification. Each of Subsidiary and Parent hereby agrees to indemnify and hold harmless Fannie Mae, its directors, officers, agents and employees, and each other person controlling Fannie Mae, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities and expenses any of them may incur (including any attorneys' fees) ("Losses and Expenses") caused by any breach by Subsidiary or Parent of its representations, warranties, or covenants in this Agreement, the Funding Note, the other Series Documents or in any other documents executed in connection herewith, including any losses, claims, damages, liabilities and expenses resulting from (a) the failure of Subsidiary or parent to file all applications and notices, obtain all necessary consents and authorizations to establish Subsidiary, to execute this Agreement, the Funding Note or other Series Document, or to comply with any conditions imposed on any such consents or authorizations by the applicable government agency, (b) the failure of Subsidiary or Parent to file all notices as are required to perfect the security interest of Fannie Mae in the Collateral, and (c) the existence of any state of facts different from any state of facts represented or warranted by Parent or Subsidiary hereunder or under any other Series Documents.

     8.2. Contribution. If, for any reason, indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless as contemplated by
Section 8.1, then Subsidiary or Parent shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claims, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by Parent or Subsidiary, on the one hand, and Fannie Mae, on the other hand, but also the relative fault of Parent or Subsidiary, as the case may be, and Fannie Mae, as well as any other relevant equitable consideration.


                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1. Notices. All notices, consents and other communications provided for hereunder shall be in writing (including facsimile, telegraphic or cable communication) and telecopied, telegraphed, telexed, cabled or delivered and addressed as follows:

          (i)  If to Fannie Mae:

               Federal National Mortgage Association
               3900 Wisconsin Avenue, N.W.
               Washington, D.C.  20016-2899
               Attention:
               Telecopy:
               Confirmation Number:

          (ii) If to the Subsidiary:

               CRIIMI MAE Financial Corporation III
               The CRI Building
               11200 Rockville Pike
               Rockville, MD 20852
               Attention: Chief Financial Officer
               (With a copy to the Parent)
               Telecopy: (301) 231-0334
               Confirmation Number: (301) 231-0269

          (iii)       If to the Parent:

               CRIIMI MAE INC.
               The CRI Building
               11200 Rockville Pike
               Rockville, MD 20852
               Attention: Chief Financial Officer
               (With a copy to the Subsidiary)
               Telecopy: (301) 231-0334
               Confirmation Number: (301) 231-0269

          (iv) If to the Underwriter:

               Donaldson, Lufkin & Jenrette
                 Securities Corporation
               140 Broadway
               New York, NY  10005
               Attention:
               Telecopy:
               Confirmation Number:


Any party may alter the address to which communications or copies are to be sent by giving written notice of such change of address in conformity with the provisions of this Section 9.1 for the giving of notice. All such notices, consents and other communications shall, when telecopied, telegraphed, telexed or cabled, be effective when received.

     9.2. Parties Entitled to Benefit, etc. This Agreement together with all Schedules, Exhibits and other documents and instruments referred to herein or attached hereto, shall be binding upon, and inure to the benefit of the parties hereto (and, in the case of Sections 5.2 and 9.1, to the benefit of the Underwriter) and their respective successors, personal representatives and permitted assigns. All the understandings, covenants and agreements contained herein are solely for the benefit of such parties and their respective successors and permitted assigns, and there are no other persons that are intended to be benefited by, or entitled to enforce, any provision of this Agreement except as expressly provided herein.

     9.3. Transfer and Assignment. No party to this Agreement may transfer or assign its rights or obligations hereunder to any Person other than as contemplated by this Agreement, without the prior written consent of each other party hereto.


     9.4. Entire Agreement; Amendments; Severability of Provisions. This Agreement, together with all Schedules, Exhibits and other documents or instruments referred to herein or attached hereto, contains the entire agreement of the parties hereto and supersedes all prior agreements and understanding, oral or otherwise, among the parties hereto with respect to the matters contained herein. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto, (and, in the case of Sections 5.2 and 9.1, an agreement in writing signed by the Underwriter). If any provision of this Agreement or the application thereof to any Person or circumstance is invalid or unenforceable, or contravenes any law, regulations or document applicable to such Person, such provision or application shall be deemed ineffective, but the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and the provisions of this Agreement shall be severable in any such instances.

     9.5. Governing Law. This Agreement shall be governed by the interpretation and construed in accordance with the laws of the United States. Insofar as there may be no applicable precedent, and insofar as to do so would not frustrate the purpose of Title III of the Emergency Home Finance Act of 1970 or any provision of this Agreement or the transactions governed thereby, the laws of the State of New York (excluding principles of conflict of laws) shall be deemed reflective of the laws of the United States.

     9.6. No Waiver; Remedies. No failure on the part of any party to this Agreement to exercise, and no delay in exercising, any right thereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. The remedies therein provided are cumulative and not exclusive of any remedies provided by law.

     9.7. Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiation and preparation of and the settlement under this Agreement and all matters incident thereto, except as otherwise provided herein.

     9.8. Execution of Counterparts. This Agreement may be executed in any number of counterparts or in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. One or more counterparts of this Agreement (or portions hereof) may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof (or such portions hereof). All signatures need not be on the same counterpart.

     9.9. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained in this Agreement and those made in or resulting from any certificates, instruments or other documents delivered pursuant to this Agreement shall survive execution, delivery and settlement of this Agreement or any such certificate, instrument or other document and shall continue until the satisfaction and discharge of this Agreement as provided in Section 3.4 or until such other time as is provided in
Section 3.4.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


FEDERAL NATIONAL MORTGAGE ASSOCIATION


By:  /s/
     --------------------------------
Name:
Title:


CRIIMI MAE INC.



By:  /s/ Cynthia O. Azzara
     ------------------------
Name:  Cynthia O. Azzara
Title: Senior Vice President
       Chief Financial Officer


CRIIMI MAE FINANCIAL CORPORATION III



By:  /s/ Cynthia O. Azzara
     -----------------------------
Name:  Cynthia O. Azzara
Title: Senior Vice President
       Chief Financial Officer